COTY BUILDS DIGITAL & LUXURY STRENGTH WITH NEW EXECUTIVE APPOINTMENTS
•CEO Sue Y. Nabi strengthens leadership team with Chief Commercial Officer, Luxury, and newly created role of Chief Digital Officer
•Current Chief Commercial Officer Edgar Huber to depart Coty in several months
NEW YORK -- Coty Inc. (NYSE: COTY), one of the world’s largest beauty companies and the global leader in fragrances, today announced two additions to its leadership team with the appointments of Isabelle Bonfanti as Chief Commercial Officer, Luxury, and Jean-Denis Mariani in the newly created role as Chief Digital Officer. Both will report directly to Sue Y. Nabi, Chief Executive Officer.

Isabelle Bonfanti, who will start on November 1, 2020, has more than 30 years’ experience in international brand development and transformation. Bonfanti worked in L’Oréal’s Luxury division for 17 years across a variety of international general management and commercial roles, spanning fragrances, cosmetics, and skincare. She has an extensive track record in growing make-up and skincare brands in Asia and China. She spent ten years at Hermès in senior leadership roles, including as International Operational Development Director and Communication & International Retail Operational Director.

More recently, she worked on brand development and turnaround for the Huawei Consumer Business group and for Hexa Surfboard, a digital native brand start-up. There, she proved her ability to challenge established norms and think in the start-up mindset, which are so valued at Coty. Bonfanti will be responsible for developing and executing Coty’s global Luxury sales strategy to increase market share, grow revenues and develop the company’s organizational profile.

Jean-Denis Mariani joins Coty from Guerlain - the French perfume, make-up and skincare house owned by LVMH Group – where he served as Chief Digital Officer and a member of the Executive Committee. Mariani was responsible for Guerlain’s Digital transformation & e-commerce acceleration over 35 countries, with a strong focus on China, Japan, US, France, UK, Germany, Italy, Spain and Russia. He was also responsible for e-Business, CRM, content, Digital marketing, innovation, analytics, social insights and customer care. Mariani is expected to start November 1 and will lead transformation of the company’s approach to Digital, including growing global e-commerce and DTC.

The appointment of Coty’s first Chief Digital Officer comes as the company generates record e-commerce sales, with e-commerce penetration more than doubling in recent months. E-commerce sales for Beauty continue to surge, benefiting Coty brands across the portfolio.

Sue Y. Nabi, Chief Executive Officer of Coty, said: “I am delighted to announce the appointments of Isabelle and Jean-Denis. I have followed Isabelle’s career closely over the years and am very impressed with her skillset and deeply strategic approach. Her track record of successfully developing make-up and skincare brands, particularly in Asia, makes her a perfect fit for this role.

“Jean-Denis is also a perfect fit for Coty. One of the many seismic changes to our industry has been the meteoric rise of digital and e-commerce. Coty is now making strides in developing a digital offering that is truly best in class. Jean-Denis’ brand-building expertise and track record of success across the world makes him a fantastic addition to our executive leadership team.”

Coty also announced today that Edgar Huber, Chief Commercial Officer, is stepping down after five years at the company. Huber will remain with Coty for several months, working alongside Bonfanti during her first months in the role. Coty intends to update its Consumer Beauty Commercial organization in the near future, as well as announcing a Consumer Beauty leader.

Huber played an important role in building Coty’s Luxury division, and establishing and reorganizing its regional operations. In his role as President of Coty’s Luxury division, Huber helped lay the foundations for Coty’s significant growth in the Luxury sector. As President of the AMAPAC region, and in his current role as Chief Commercial Officer overseeing both the Luxury and Consumer Beauty divisions, Huber has been focused on the commercial development of Coty across the globe.

Sue Y. Nabi said: “I want to extend my thanks to Edgar for all the leadership and expertise he has contributed to Coty over the past five years. Edgar is an experienced, respected leader and I’m happy he will stay with us for several more months as we transition to our new leadership approach.”
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About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.